Exhibit 99.1
Esperion and Daiichi Sankyo Europe Announce $125 Million Amendment to Their Collaboration, Including Resolution of Pending Litigation

– Near term payment to Esperion of $100 million plus $25 million in calendar quarter following EMA’s expected decision on Type II(a) variation approval of NILEMDO® (bempedoic acid) Tablet and NUSTENDI® (bempedoic acid and ezetimibe) Tablet –

– Amendment also includes transfer of certain manufacturing and supply rights to DSE and expansion of collaboration in Europe and other territories –

ANN ARBOR, Mich. and MUNICH, Germany, January 3, 2024 (GLOBE NEWSWIRE) – Esperion Therapeutics, Inc. (NASDAQ: ESPR) and Daiichi Sankyo Europe GmbH (DSE), the European headquarter organization of the Japanese pharmaceutical company Daiichi Sankyo Co., Ltd. (TSE: 4568), announced today a $125 million amendment to their collaboration, which includes an amicable resolution to their commercial dispute and certain other adjustments to enhance the long-term value of their products.

DSE has agreed to pay Esperion $100 million in mid-January ahead of an anticipated Type II(a) variation approval by the European Medicines Agency (EMA) for NILEMDO® (bempedoic acid) Tablet and NUSTENDI® (bempedoic acid and ezetimibe) Tablet. DSE will make an additional $25 million payment to Esperion in the calendar quarter immediately following EMA's decision on the pending application. The legal action pending in the United States District Court for the Southern District of New York will be dismissed.

The parties also agreed, as part of the resolution:

•for Esperion to transition to DSE manufacturing and supply responsibilities in Europe and other territories, resulting in significant cost savings and efficiencies for both companies.
•to expand their collaboration in Europe and other territories, to include the potential development and commercialization of a triple formulation product comprising bempedoic acid, ezetimibe and a statin, which could represent significant long-term value for the collaboration.
•for DSE to now lead all regulatory communications with the EMA regarding the pending applications.

“We are pleased that this settlement creates value for Esperion today through cash payments and includes additional terms that will continue creating value for both companies going forward. Importantly, today’s settlement allows Esperion and DSE to focus on the business at hand – delivering life-saving drug therapies to millions with high cholesterol,” said Sheldon Koenig, Esperion’s President and CEO. “Together, we are committed to making bempedoic acid a blockbuster franchise worldwide, based on the differentiating profiles of our products.”

“This is a positive resolution for patients. We look forward to continuing to apply our combined strengths around the world to bring innovative pharmaceutical products to patients with cardiovascular disease, the greatest cause of death and disability globally,” said Oliver Appelhans, Head of the Specialty Business Unit of Daiichi Sankyo Europe.

Since 2019, Esperion and DSE have worked together to bring bempedoic acid to the eligible patient population and unlock its potential for cardiovascular risk reduction. The partnership continues to grow, with DSE recently gaining approvals for bempedoic acid in the Netherlands, Slovakia, and Spain.

About Esperion Therapeutics
At Esperion, we discover, develop, and commercialize innovative medicines to help improve outcomes for patients with or at risk for cardiovascular and cardiometabolic diseases. The status quo is not meeting the health needs of millions of people with high cholesterol – that is why our team of passionate industry leaders is breaking through the barriers that prevent patients from reaching their goals. Providers are moving toward reducing LDL-cholesterol levels as low as possible, as soon as possible; we provide the next steps to help get patients there. Because when it comes to high cholesterol, getting to goal is not optional. It is our life’s work. For more information, visit esperion.com and esperionscience.com and follow us on X at twitter.com/EsperionInc.

About Daiichi Sankyo
Daiichi Sankyo is an innovative global healthcare company contributing to the sustainable development of society that discovers, develops, and delivers new standards of care to enrich the quality of life around the world. With more than 120 years of experience, Daiichi Sankyo leverages its world-class science and technology to create new modalities and innovative medicines for people with cancer, cardiovascular and other diseases with high unmet medical need. For more information, please visit www.daiichi-sankyo.eu.

Media Contacts:

For Esperion:	For Daiichi Sankyo Europe:

Investors:	Investor Relations Contact (Japan):
Alexis Callahan	DaiichiSankyoIR@daiichisankyo.co.jp
investorrelations@esperion.com
(406) 539-1762	Dr. Wolfgang Schiessl (Europe)
wolfgang.schiessl@daiichi-sankyo.eu
Media:	+49 151 1714 7317
Tiffany Aldrich
corporateteam@esperion.com	Sean Wood (Global / US)
(616) 443-8438	swood@webershandwick.com
+1 (212) 445-8310